Exhibit 10.4

Verigy US, Inc
10100 North Tantau Avenue
Cupertino
California, 95014-2540

November 17, 2010

Mr. David G. Tacelli

LTX-Credence Corporation

825 University Avenue

Norwood, MA 02062

Dear David:

As you are aware, Verigy Ltd. (“Verigy”), LTX-Credence Corporation (“LTX-Credence”), Alisier Limited (“HoldCo”) and certain other signatories entered into an Agreement and Plan of Merger dated as of November 17, 2010 (the “Merger Agreement”), pursuant to which the businesses of LTX-Credence and Verigy will be combined (the “Transaction”). The parties of the Merger Agreement intend that the Transaction will result in Verigy and LTX-Credence both surviving as wholly-owned subsidiaries of HoldCo (the “Combined Transaction”). In the alternative, if certain requisite legal approvals can not be obtained, then the Transaction will be consummated with LTX-Credence surviving as a wholly-owned subsidiary of Verigy (the “Merger”). In either case, this letter agreement offers you employment with the ultimate parent entity following the Transaction, either HoldCo or Verigy (in either case, the “Company”).

Subject to the effectiveness of the Combined Transaction or the Merger, as applicable, we are pleased to offer you the opportunity to join the Company team as our Co-Chief Executive Officer, working out of LTX-Credence’s offices in Massachusetts, starting on the effective date of the Combined Transaction or the Merger, as applicable (the “Start Date”). In your position, you will report to the Company’s Board of Directors (the “Board”). On the Start Date, you will also be appointed as a member of the Board. We look forward to welcoming you to Company.

The details of your offer are as follows:

Compensation

Your compensation includes participation in Company’s Total Rewards program including base salary, eligibility for bonus, equity and a comprehensive benefits plan.

November 17, 2010

David G. Tacelli

Employment Offer Letter

Salary

You will receive a monthly base salary of $47,916.67 (equivalent to $575,000 per annum), subject to standard payroll deductions and withholdings.

Pay for Results

Your compensation package includes our Pay for Results (PfR) bonus program. As a participant in the PfR program, your target variable pay opportunity will initially be set at 80% of your salary. The PfR bonus is based on specific performance metrics set for the fiscal half year. These performance metrics may vary from period to period. PfR participation is prorated to reflect employment with Company and you must be actively employed by Company on the last day of the fiscal half year to be eligible to receive the bonus. This bonus is paid within 60 days of the end of each fiscal half year. You will be eligible to receive a pro-rated PfR bonus for your first partial fiscal half year.

Equity Awards

On October 27, 2010, LTX-Credence granted you, for LTX-Credence’s 2011 fiscal year, a restricted stock unit grant of 160,000 LTX-Credence shares (the “LTX-Credence RSU”) pursuant to an LTX-Credence equity compensation plan. To the extent that the aggregate fair market value of the shares subject to the LTX-Credence RSU is, in the reasonable determination of Verigy’s compensation committee (or Holdco’s Board of Directors or compensation committee, as applicable), less than the target long-term incentive value of $1,250,000 determined for you for Verigy’s 2011 fiscal year (as set forth in the Frederic W. Cook & Co., Inc. presentation to Verigy’s Compensation Committee dated October 22, 2010) (the “Target Value”), then the Company will approve additional equity awards effective as of the consummation of the Transaction such that the aggregate value of the LTX-Credence RSU and such new Company equity grants is at least equal in value to the Target Value. Any new Company equity grants will be subject to the terms of the Company’s 2006 Equity Incentive Plan and consistent with Verigy’s historical granting practices.

Severance Outside of the Change of Control Period

You have entered into a Change-of-Control Employment Agreement with LTX-Credence (or its predecessor) dated as of March 2, 1998, as amended October 8, 2008, and subject to the letter agreements dated June 20, 2008 and July 29, 2008 (collectively, the “Change of Control Agreement”). Your Change of Control Agreement will remain outstanding by its own terms, except as expressly amended hereby. In addition to the benefits available to you under the Change of Control Agreement, the Company will provide you with the following severance benefits:

(A) Termination without Cause or for Good Reason. In the event (i) your employment with Company and its subsidiaries is involuntarily terminated at any time by the Company without Cause (as defined in your Change of Control

November 17, 2010

David G. Tacelli

Employment Offer Letter

Agreement) or (ii) you voluntarily terminate your employment within three months of the occurrence of an event constituting Good Reason (as defined in sub-section (I)) and on account of an event constituting Good Reason and, in each case, the benefits under your Change of Control Agreement do not apply, then such termination of employment will be a Termination Event (as defined below) and Company shall pay you the compensation and benefits described in this “Severance Outside the Change of Control Period” section (the “Non-CoC Section”), subject to your complying with your obligations described in sub-sections (H)(4) and (H)(5).

(B) Disability. In the event your employment with Company and its subsidiaries terminates as a result of your Disability (as defined below), then you shall be entitled to the pro rated final period bonus described in sub-section (E), the stock award acceleration described in sub-section (F) and the Company-reimbursed health insurance coverage described in sub-section (G) (but none of the other compensation and benefits described in this section).

(C) Death. In the event your employment with Company and its subsidiaries terminates as a result of your death, then your survivors shall be entitled to the pro rated final period bonus described in sub-section (E) and the stock award acceleration described in sub-section (F) (but none of the other compensation and benefits described in this section).

(D) Lump Sum Payment upon Termination Outside of Change of Control Period. If a Termination Event described in sub-section (A) occurs, you shall receive a single lump sum amount equal to the sum of your Base Salary (as defined below) and Target Bonus (as defined below), less any applicable withholding of federal, state, local or foreign taxes. Subject to the prior effectiveness of the general waiver and release of claims entered between you, the Company and its affiliates (the “Release”), Payment under this sub-section (D) will be paid to you on the later of the date that is 30 days after the Date of Termination (as defined in the Change of Control Agreement), or at the end of the delay period required by sub-section (H)(6).

(E) Bonus for Final Period. If a Termination Event described in sub-section (A) occurs, you shall receive a pro rated bonus for the performance period in which the Termination Event occurs (in addition to the amount described in sub-section (D)). The amount of the bonus shall be equal to the Target Bonus for the period in which the Termination Event occurred multiplied by a fraction in which (i) the numerator is the number of days from and including the first day of the performance period until and including the date of the Termination Event and (ii) the denominator is the number of days in the performance period. Subject to the effectiveness of the Release, such bonus shall be delivered to you at the time prescribed in sub-section (D). The payment provided in this paragraph shall not be subject to satisfying sub-section (H)(4).

(F) Stock Award Acceleration upon Termination Outside of Change of Control Period.

November 17, 2010

David G. Tacelli

Employment Offer Letter

Stock Options. Your stock options and stock appreciation rights (the “Stock Options”) that are outstanding as of the date of a Termination Event described in this Non-CoC Section shall become fully vested upon the occurrence of such Termination Event and exercisable so long as you comply with the restrictions set forth in sub-section (H). The Stock Options shall remain exercisable until the earlier of (i) the fifteen month anniversary of the date of the Termination Event or (ii) the expiration of each option in accordance with its original terms provided, in either case, that you comply with your obligations under sub-section (H). The term “Stock Options” shall not include any rights under the Company’s 2006 Employee Shares Purchase Plan or similar employee stock purchase plans.

Restricted Stock. Your restricted stock awards (“Restricted Stock”) that are outstanding as of the date of a Termination Event described in this Non-CoC Section shall become fully vested and free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of your termination of employment. All shares of Restricted Stock that have not yet been delivered to you or your designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to you or your designee upon the occurrence of a Termination Event described in this Non-CoC Section.

Stock Units. Your stock units (“Stock Units”) that are outstanding as of the date of a Termination Event described in this Non-CoC Section shall become fully vested as a result of your termination of employment. All Stock Units that vest in accordance with this sub-section (F) shall be delivered to you at the time prescribed in sub-section (D), subject to the terms provided in sub-section (H)(5) below.

(G) Health & Welfare Benefits Coverage. Following the occurrence of a Termination Event described in sub-section (A), to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and the regulations thereunder (“COBRA”) and by Company’s group health insurance policies, you and/or your covered dependents will be eligible to continue your health insurance benefits at your own expense. However, if you and/or your covered dependents timely elect COBRA continuation for you and/or your covered dependents, Company shall reimburse you and/or your covered dependents’ COBRA continuation premiums for group health coverage for 12 months, provided that Company’s obligation to make such reimbursements shall cease immediately to the extent that you and/or your covered dependents are no longer entitled by law to receive COBRA continuation coverage. You agree to notify a duly authorized officer of Company in writing immediately upon you and/or a covered dependent’s beginning to receive health benefits from another source, or as otherwise required by COBRA. This sub-section (G) provides only for Company’s reimbursement of COBRA continuation premiums for the periods specified above, and does not affect the rights of you and/or your covered dependents under any applicable law with respect to health insurance continuation coverage. Such reimbursements shall be made as soon as administratively feasible following Company’s receipt of appropriate documentation. Notwithstanding the foregoing, if Company determines in its sole discretion that it cannot provide the foregoing benefit

November 17, 2010

David G. Tacelli

Employment Offer Letter

without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to you a taxable payment in an amount equal to two times the aggregate of COBRA premiums that you would be required to pay to continue your group health coverage in effect on the date of the Termination Event for 12 months (which amount shall be based on the premium for the first month of COBRA coverage) (the “Taxable Payment”), which Taxable Payment shall be made regardless of whether you elect COBRA continuation coverage and shall be made in lump sum, less any applicable withholding of federal, state, local or foreign taxes. The Taxable Payment will be deemed a taxable benefit to you as prescribed in sub-section (D) and delivered to you at the time prescribed by sub-section (D), subject to the terms provided in sub-section (H)(5) below; provided, however, that the timing of such Taxable Payments shall be subject to any delay period required by sub-section (H)(6). For the avoidance of doubt, the Taxable Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA.

(H) Limitations and Conditions on Severance Outside of the Change of Control Period.

(1) Rights to Benefits. If a Termination Event does not occur, you shall not be entitled to receive any benefits described in this Non-COC Section, except as otherwise specifically set forth herein. If a Termination Event occurs, you shall be entitled to receive the benefits described in this Non-COC Section only if you comply with the restrictions and limitations set forth in this sub-section (H).

(2) No Mitigation. Except as otherwise specifically provided herein, you shall not be required to mitigate damages or the amount of any payment provided under this Non-COC Section by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Non-COC Section be reduced by any compensation earned by you as a result of employment by another employer or by retirement benefits after the date of the Termination Event, or otherwise.

(3) Withholding Taxes. Company shall withhold appropriate federal, state, local or foreign income, employment and other applicable taxes from any payments hereunder.

November 17, 2010

David G. Tacelli

Employment Offer Letter

(4) Obligations.

•

Non-Solicitation. For two years following a Termination Event, you agree not to personally and knowingly (i) solicit any of the employees either of Company or of any entity in which Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50% of the total voting power of the entity) to become employed elsewhere, or (ii) provide the names of such employees to any other company that you have reason to believe will solicit such employees.

•

Confidentiality. Following the occurrence of a Termination Event, you agree to continue to satisfy your obligations under the terms of Company’s standard form of Agreement Regarding Confidential Information and Proprietary Development previously executed by you (or any comparable agreement subsequently executed by you in substitution or supplement thereto).

•

Breach. You acknowledge and agree that Company’s remedies at law for a breach or threatened breach of any of the provisions of the previous two bullet points would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Non-COC Section and, with respect to a breach or threatened breach of the previous two bullet points only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available.

(5) Release Prior to Receipt of Benefits. Upon the occurrence of a Termination Event, and prior to the receipt of any benefits arising from this letter agreement on account of the occurrence of the Termination Event, you shall execute and not revoke an employee release substantially in the form attached hereto and such employee release must be irrevocably effective within twenty-nine (29) days following the occurrence of the Termination Event (the “Release Deadline”). Such employee release shall specifically relate to all of your rights and claims in existence at the time of such execution relating to your employment with Company, but shall not include (i) your rights under this letter agreement, (ii) your rights under any employee benefit plan sponsored by Company, (iii) your rights to indemnification or advancement of expenses under applicable law, Company’s bylaws or other governing instruments or any agreement addressing such subject matter between you and Company, (iv) your rights under Section 9 of the Change of Control Agreement or (v) any claims that cannot be released as a matter of law. It is understood that you have 21 days to consider whether to execute such employee release and you may revoke such employee release within seven days after execution of such employee release. In the event you do not execute such employee release within the 21-day period or if you revoke such employee release within the seven-day period, or the employee release is not irrevocably effective by the Release Deadline, no benefits shall be payable under this Non-COC Section and the benefits

November 17, 2010

David G. Tacelli

Employment Offer Letter

under this Non-COC Section shall be null and void. Nothing in this Non-COC Section shall limit the scope or time of applicability of such employee release once it is executed and not timely revoked.

(6) Section 409A. Notwithstanding anything to the contrary, in no event will any severance that is deferred compensation within the meaning of Section 409A be provided under the Non-CoC Section unless and until you have a “separation from service” within the meaning of Section 409A. In the event that (i) one or more payments of compensation or benefits (and any other severance payments or benefits which may be considered deferred compensation under Section 409A) received or to be received by you pursuant to this letter or otherwise (collectively, “Agreement Payment”) would constitute deferred compensation subject to Section 409A of the Code and the regulations or other authority promulgated thereunder, as amended from time to time (“Section 409A”), and (ii) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A(a)(2)(B)(i), then such Agreement Payment shall not be paid before the day that is six months plus one day after the date of the “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you under Section 409A, including (without limitation) the additional 20% tax for which you would otherwise be liable under Section 409A(a)(1)(B) or any state law equivalent of Section 409A in the absence of such deferral. During any period in which an Agreement Payment to you is deferred pursuant to the foregoing, you shall be entitled to interest on the deferred Agreement Payment at a per annum rate equal to the highest rate of interest applicable to six-month non-callable certificates of deposit with daily compounding offered by Citibank N.A., Wells Fargo Bank, N.A. or Bank of America on the date of such separation from service. Upon the expiration of the applicable delay period, any Agreement Payment that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this sub-section (H)(6) shall be paid to you or your beneficiary in one lump sum, including all accrued interest, and all remaining Agreement Payments, if any, will be payable in lump sum on the New Payment Date.

Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. You and Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

(I) Definitions. For purposes of this letter, the following terms shall have the meaning set forth below.

November 17, 2010

David G. Tacelli

Employment Offer Letter

“Acquiror” means either a person or a member of a group of related persons representing such group that in either case obtains effective control of Company in the transaction or a group of related transactions constituting the Change of Control.

“Base Salary” means your annual salary (excluding bonus, any other incentive or other payments and stock option exercises) from Company at the time of the occurrence of the Change of Control (if applicable) or the Termination Event, whichever is greater.

“Change of Control” means:

(a) The consummation of a merger or consolidation of Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of Company representing at least 30% of the total voting power represented by Company’s then outstanding voting securities. For purposes of this sub-section (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of Company in substantially the same proportions as their ownership of shares.

November 17, 2010

David G. Tacelli

Employment Offer Letter

“Change of Control Period” means the period either (i) at the time of or within 24 months following the occurrence of a Change of Control, (ii) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (iii) at any time more than three months prior to a Change of Control that constitutes a “change in control” within the meaning of Section 409A if such termination or Good Reason triggering event is at the request of an Acquiror.

“Disability” means that you are unable to perform the duties of your office with Company or any subsidiary, and are unable to perform substantially equivalent duties, by reason of any medically determinable physical or mental impairment, and such condition has lasted or can be expected to last for a continuous period of not less than 12 months.

“Good Reason” means: (i) a reduction of your rate of compensation as in effect on the effective date of this letter or, if a Change of Control has occurred, as in effect immediately prior to the occurrence of a Change of Control, other than reductions in Base Salary that apply broadly to employees of Company or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs; (ii) either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which you are entitled to participate as of the effective date of this letter (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of Company) or (B) any action by Company that would significantly and adversely affect your participation or reduce your benefits under any of Company’s benefit plans, other than changes that apply broadly to employees of Company; (iii) a change in your duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by Company promptly after notice thereof is given by you; (iv) a request that you relocate to a worksite that is more than 25 miles from your prior worksite, unless you accept such relocation opportunity; (v) a failure or refusal of a successor to Company to assume Company’s obligations under this letter; (vi) a material breach by Company or any successor to Company of any of the material provisions of this letter or (vii) your resignation at the request of  2/3rds of the Board. For purposes of clause (iii) of the immediately preceding sentence, your duties, responsibilities, authority, job title or reporting relationships shall be considered to be significantly diminished (and therefore shall constitute “Good Reason”) if (1) you no longer perform substantially the same functional role for Company as you performed immediately prior to the occurrence of the Change of Control of an entity whose equity securities are publicly traded, (2) the Company hires, appoints, or promotes any person other than you to the role of sole Chief Executive Officer, or (3) your position is changed such that you no longer report directly to the Board; provided, however, that prior to terminating your employment for Good Reason under clause (iii) of the immediately preceding sentence solely as a result of the entity for which you are providing services not being an entity whose securities are publicly traded, you shall notify the successor entity of your intention to so terminate your employment and shall provide the successor entity with a reasonable period of time,

November 17, 2010

David G. Tacelli

Employment Offer Letter

not to exceed 90 days, to negotiate terms of employment which meet your requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then you may exercise your right to termination for Good Reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.

“Target Bonus” means an amount equal to an average of the annualized bonus compensation paid to you with respect to the two fiscal years of the Company (or LTX-Credence, as applicable) most recently preceding the date of the Termination Event; provided, however, that if your target bonus in the year in which the Termination Event occurs, expressed as a percent of your Base Salary, is higher than the percentage target bonus levels in the years used for purposes of the average, then an equitable adjustment will be made to the prior year amounts so as to treat you as if you were at the higher target bonus percentage for the years used to determine the average.

“Termination Event” means an involuntary termination of employment described in sub-section (A). No other event shall be a Termination Event for purposes of this letter.

Change of Control Agreement

As noted above, your Change of Control Agreement with your predecessor employer shall remain outstanding by its own terms (except as expressly amended below) until the Change of Control Agreement expires in accordance with Section 3 of such agreement, as expressly amended hereby. Notwithstanding the foregoing and in consideration of the benefits provided hereby, by signing this letter, you acknowledge and agree to the following:

(A) You confirm that, for all purposes of the Change of Control Agreement, references to the “Company” shall be deemed references to Company.

(B) You confirm that, in connection with the execution and delivery of the Merger Agreement and this letter agreement, you hereby acknowledge and agree that neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby (including, without limitation, the Combined Transaction and the Merger, as applicable) shall constitute a Change of Control under Section 2 of the Change of Control Agreement.

(C) You confirm your acknowledgement and agreement that neither the execution and delivery of the Merger Agreement nor the consummation of the transactions contemplated thereby (including, without limitation, the Combined Transaction and the Merger, as applicable) shall constitute a Change of Control, Change in Control, Change in Control Event or similar event under any agreement or plan governing any stock option, restricted stock, restricted stock unit or other equity award granted to you by LTX-Credence (or any predecessor thereto).

November 17, 2010

David G. Tacelli

Employment Offer Letter

(D) You agree that the Change of Control Agreement is hereby amended as follows:

(1) Section 1 of the Change of Control Agreement is hereby amended and replaced in its entirety as follows:

“1. Certain Definitions.

(a) “Acquiror” has the same meaning as the defined term “Acquiror” in Executive’s letter agreement with the Company entered into in connection with the Agreement and Plan of Merger dated November 17, 2010 (the “Company Letter”).

(b) “Change of Control Period” has the same meaning as the defined term “Change of Control Period” in the Company Letter.

(c) “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)).”

(2) Section 2 of the Change of Control Agreement is hereby amended and replaced in its entirety as follows:

“2. Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean a Change of Control as defined in the Company Letter.”

(3) Section 3 of the Change of Control Agreement is hereby amended and replaced in its entirety as follows:

“3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the last day of the Change of Control Period (the “Employment Period”); provided, however, that in the event of Executive’s termination of employment during the Employment Period, Executive’s sole remedy for breach of this Section 3 shall be the severance benefits provided hereunder or under the Company Letter.”

(4) The definition of “Good Reason” set forth in Section 5(c) of the Change of Control Agreement is hereby amended so that the final sentence thereof is deleted. For the avoidance of the doubt, as amended, the final clause of the “Good Reason” definition shall read, as amended: “For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.” In addition, clauses (iv) and (v) are hereby amended and replaced as follows:

“(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

November 17, 2010

David G. Tacelli

Employment Offer Letter

(v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement; or

(vi) Executive’s resignation at the request of  2/3rds of the Board.”

(5) The first clause of Section 6(a)(i) is hereby amended and replaced in its entirety as follows:

“(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, except as otherwise provided below, the aggregate of the following amounts:”

(6) Section 6(a)(i)(A) of the Change of Control Agreement is hereby amended and replaced in its entirety as follows:

“A. the sum of (1) the Executive’s then-current base salary through the Date of Termination to the extent not theretofore paid, (2) Executive’s prorated bonus for the performance period in which the Date of Termination occurs, which shall be equal to the Target Bonus (as defined in the Company Letter) and assuming for purposes of the calculation that a Termination Event (as defined in the Company Letter) occurs on the Date of Termination) for the performance period in which the Date of Termination occurred multiplied by a fraction in which (i) the numerator is the number of days from and including the first day of the performance period until and including the date of the Date of Termination and (ii) the denominator is the number of days in the performance period, and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations described in clauses (1) and (3) shall be paid on the Date of Termination. The prorated bonus described in clause (2) shall be paid in lump sum on the 30th day following the Date of Termination, subject to Section 13(d) and any delay period required under Section 12(d) of this Agreement.”

(7) Section 6(a)(i)(B) of the Change of Control Agreement is hereby amended and replaced as follows:

“B. the amount equal to an amount equal to two times the sum of Executive’s Base Salary (as defined in the Company Letter) and Target Bonus (as defined in the Company Letter), assuming for purposes of the calculation that a Termination Event (as defined in the Company Letter) occurs on the Date of Termination. Amounts under this Section 6(a)(i)(B) shall be paid in lump sum on the 30th day following the Date of Termination, subject to Section 13(d) and any delay period required under Section 12(d) of this Agreement.”

November 17, 2010

David G. Tacelli

Employment Offer Letter

(8) Section 6(a)(ii) of the Change of Control Agreement is hereby amended and replaced as follows:

“to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and the regulations thereunder (“COBRA”) and by the Company’s group health insurance policies, Executive and/or Executive’s covered dependents will be eligible to continue their health insurance benefits at Executive’s own expense. However, if Executive and/or Executive’s covered dependents timely elect COBRA continuation for Executive and/or Executive’s covered dependents, the Company shall reimburse Executive and/or Executive’s covered dependents’ COBRA continuation premiums for group health coverage for 24 months, provided that the Company’s obligation to make such reimbursements shall cease immediately to the extent that Executive and/or Executive’s covered dependents are no longer entitled by law to receive COBRA continuation coverage. Executive agrees to notify a duly authorized officer of the Company in writing immediately upon Executive and/or Executive’s covered dependent’s beginning to receive health benefits from another source, or as otherwise required by COBRA. This paragraph provides only for the Company’s reimbursement of COBRA continuation premiums for the periods specified above, and does not affect the rights of Executive and/or Executive’s covered dependents under any applicable law with respect to health insurance continuation coverage. Such reimbursements shall be made as soon as administratively feasible following the Company’s receipt of appropriate documentation. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable payment in an amount equal to two times the aggregate of COBRA premiums that Executive would be required to pay to continue Executive’s group health coverage in effect on the Date of Termination for 24 months (which amount shall be based on the premium for the first month of COBRA coverage) (the “Taxable Payment”), which Taxable Payment shall be made regardless of whether Executive elect COBRA continuation coverage and shall be made in lump sum on the date 30 days following the Date of Termination, less any applicable withholding of federal, state, local or foreign taxes. Notwithstanding the foregoing, the Taxable Payment shall be subject to Section 13(d) and any delay period required under Section 12(d) of this Agreement. For the avoidance of doubt, the Taxable Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA.”

(9) Section 6(a)(iii) of the Change of Control Agreement is hereby amended and replaced as follows: “[DELETED]”

(10) A new Section 6(a)(v) is hereby inserted into the Change of Control Agreement as follows:

“(v)

A. Executive’s stock options and stock appreciation rights that are outstanding as of the Date of Termination (“Stock Options”) shall become fully vested upon the occurrence of such Date of Termination and exercisable so long as

November 17, 2010

David G. Tacelli

Employment Offer Letter

Executive complies with the restrictions and limitations set forth in Section 13. The Stock Options shall remain exercisable until the earlier of (i) the second anniversary of the Date of Termination or (ii) the expiration of each option in accordance with its original terms provided, in either case, that Executive complies with the obligations under Section 13. The term “Stock Options” shall not include any rights of Executive under any “employee stock purchase plan” or similar plans.

B. Executive’s restricted stock awards that are outstanding as of the Date of Termination (“Restricted Stock”) shall become fully vested and free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of Executive’s termination of employment. All shares of Restricted Stock that have not yet been delivered to Executive or his/her designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to Executive or his/her designee upon the occurrence of the Date of Termination.

C. Executive’s stock units that are outstanding as of the date of Date of Termination (“Stock Units”) shall become fully vested as a result of Executive’s termination of employment. All Stock Units that have not yet been settled shall be promptly settled, in the form specified in the relevant Stock Unit agreements and relevant stock plans under which the Stock Units were granted on the date 30 days following the Date of Termination. Notwithstanding the foregoing, such settlement shall be subject to any delay period required under Section 12(d) of this Agreement.”

(11) A new Section 13 is hereby inserted into the Change of Control Agreement as follows:

“13. Obligations of Executive. If a Date of Termination occurs, Executive shall be entitled to receive, and/or retain, the benefits described in this Agreement only if Executive complies with the restrictions and limitations set forth in this Section 13.

(a) For two years following the Date of Termination, Executive agrees not to personally and knowingly (i) solicit any of the employees either of Company or of any entity in which Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50% of the total voting power of the entity) to become employed elsewhere or, (ii) provide the names of such employees to any other company that Executive has reason to believe will solicit such employees.

(b) Following the occurrence of a Date of Termination, Executive agrees to continue to satisfy Executive’s obligations under the terms of Company’s standard form of Agreement Regarding Confidential Information and Proprietary Development previously executed by Executive (or any comparable agreement subsequently executed by you in substitution or supplement thereto).

November 17, 2010

David G. Tacelli

Employment Offer Letter

(c) Executive acknowledges and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of the previous two bullet points would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Section 13 and, with respect to a breach or threatened breach of the previous two bullet points only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available.

(d) Prior to the receipt of any benefits arising from this Agreement, Executive shall execute and not revoke an employee release substantially in the form attached to the Company Letter and such employee release must be irrevocably effective within twenty-nine (29) days following the occurrence of the Date of Termination (the “Release Deadline”). Such employee release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution relating to Executive’s employment with Company, but shall not include (i) Executive’s rights under this Agreement, including, but not limited to, Section 9, (ii) Executive’s rights under any employee benefit plan sponsored by Company, (iii) Executive’s rights to indemnification or advancement of expenses under applicable law, Company’s bylaws or other governing instruments or any agreement addressing such subject matter between Executive and the Company or (iv) any claims that cannot be released as a matter of law. It is understood that Executive has 21 days to consider whether to execute such employee release and Executive may revoke such employee release within seven days after execution of such employee release. In the event Executive does not execute such employee release within the 21-day period or if Executive revokes such employee release within the seven-day period, or the employee release is not irrevocably effective by the Release Deadline, no benefits shall be payable under this Agreement and the benefits under this Agreement shall be null and void. Nothing in this Agreement shall limit the scope or time of applicability of such employee release once it is executed and not timely revoked.

(e) Notwithstanding anything to the contrary, in no event will any severance that is deferred compensation within the meaning of Section 409A be provided under this Agreement unless and until Executive has a “separation from service” within the meaning of Section 409A.”

(12) You agree that this letter agreement satisfies the conditions under Section 11(c) of the Change of Control Agreement with respect to the assumption of such agreement by successors of LTX-Credence (or any predecessor thereto).

Benefits

You will receive all the employment and fringe benefits generally available to full-time, regular employees of Company, and any employment benefits and fringe

November 17, 2010

David G. Tacelli

Employment Offer Letter

benefits generally available to peer executives. These benefits include a 401(k) plan with a partial company match; and medical, dental, vision and life insurance plans. In addition, you will be eligible to accrue flexible time off (FTO) based on Company’s FTO policy and 11 paid holidays each calendar year. Your years of service with LTX-Credence and its predecessors shall be considered to be years of service with the Company for purposes of any equity incentive plan awards that provide for vesting upon retirement.

Conditions

1)	In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to present documents providing proof of your identity and eligibility to work in the United States. If you do not have these documents, please contact me prior to your first day of employment.

2)	As an employee of Company you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of Company. To protect the interests of Company, you will be required to sign Company’s Confidential Information & Proprietary Development Agreement as a condition of you starting employment. A copy of this document is enclosed with this offer. Please do not bring any confidential or proprietary material of any former employer with you or violate any other obligations you may have to your former employer(s).

3)	This written offer is contingent upon the receipt of acceptable results from the completion of background and reference checks. The background check is a standard verification of social security number, criminal history, education, work history with former employers, validation against the Department of Homeland Security’s Restricted Parties List, and restrictions on employment under U.S. Deemed Export regulations. In some positions, a credit and a driver’s license check will also be conducted.

4)	You will need to acknowledge and agree that Company’s policies and procedures, including policies covering Equal Employment Opportunity, Sexual Harassment, Standards of Business Conduct, Global Personnel Privacy, Customer Data Privacy, and Drug-Free Workplace apply to you as an employee and you agree to comply with each policy or procedure, except to the extent that they are inconsistent with the terms of this letter agreement.

This offer letter is not a contract of employment for any specific or minimum term and employment with Company is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and Company likewise may terminate your employment, at any time, for any reason or no reason, with or without cause or notice.

November 17, 2010

David G. Tacelli

Employment Offer Letter

In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and Company agree that, except as set forth in the Agreement Regarding Confidential Information and Proprietary Developments by and between Company and you, all such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), pursuant to the Employment Arbitration Rules and Procedures set forth in California Code of Civil Procedure Section 1280, et eq., including Section 12830.05 and pursuant to California Law. ACCORDINGLY, THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTES BETWEEN THEM UNDER THIS AGREEMENT RESOLVED IN A COURT BY A JUDGE OR JURY.

All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California (without regard to its conflicts of law provisions).

This written offer constitutes all conditions and agreements made on behalf of Company and supersedes any previous verbal or written commitments regarding your employment offer, except that your Change of Control Agreement, your confidentiality and invention assignment agreement with LTX-Credence (or its predecessor), and any outstanding equity awards assumed in the Combined Transaction or the Merger, as applicable, shall continue to remain in full force and effect except as expressly amended hereby. No representative other than me has authority to modify any of the terms and conditions herein.

Next Steps

Upon your acceptance of the terms of this offer letter, please review, complete/sign and return a copy of this offer letter, the Confidential Information and Proprietary Development Agreement, the Background Check Release, Employee Information, and Policy Acknowledgment Form.

David, we are excited about the opportunity to have you join Company as its Co-Chief Executive Officer. We look forward to your offer acceptance.

Sincerely,

VERIGY LTD.

/s/ Keith L. Barnes
Keith L. Barnes, Chairman & CEO

November 17, 2010

David G. Tacelli

Employment Offer Letter

Acceptance & Acknowledgment:

I agree to and accept employment with Company on the terms and conditions set forth in this letter.

Accepted:	Date:

/s/ David G. Tacelli	November 17, 2010
David G. Tacelli

Enclosures:

•	Confidential Information and Proprietary Development Agreement

•	Background Check Release Form

•	Employee Information Form

•	Policy Acknowledgment Form with related policies

•	Voluntary Self Declaration Form A & B

•	Form of Release of Claims